LIGHT INDEX FUND, INC.
                          INVESTMENT ADVISORY AGREEMENT

         The INVESTMENT ADVISORY AGREEMENT ("Agreement") is made as of the ____ day of ________, 1998, by and between LIGHT INDEX FUND, INC., a Maryland corporation (the "Company"), with respect to its series of shares known as the LIGHT INDEX FUND (the "Fund"), and THE LIGHT INDEX INVESTMENT COMPANY, a Washington corporation (the "Adviser").

                                    RECITALS

         1. The Company is an open-end diversified, management investment company, registered as such under the Investment Company Act of 1940, as amended (the "Act").

         2. The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor.

         3. The Company desires to retain the Adviser to render advice and services to the Company and Fund pursuant to the terms and provisions of this Agreement, and the Adviser is interested in furnishing said advice and services;

         NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto mutually agree as follows:

         1. EMPLOYMENT OF ADVISER. (a) The Company hereby employs the Adviser, and the Adviser hereby accepts such employment, to render continuous investment advice and investment management services with respect to the assets of the Fund, consistent with the investment objectives and policies of the Fund and subject to the supervision and direction of the Company's Board of Directors. As part of such advice and services, the Adviser agrees to (i) furnish the Company with investment advice, research and recommendations with respect to the investment of the Fund's assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations, (ii) furnish the Company and Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Company's Board of Directors may request,
(iii) furnish such office space and personnel as are needed by the Fund, and
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(iv) in general superintend and manage the investments of the Fund, subject to the ultimate supervision and direction of the Company's Board of Directors.

                  (b) The Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determinations with or through such persons, brokers or dealers in conformity with the policy with respect to brokerage as set forth in the Company's Registration Statement and the Fund's Prospectus and Statement of Additional Information or as the Company's Directors may direct from time to time. The Advisor may also pay higher commissions in recognition of brokerage services necessary for the achievement of better execution, provided that the Advisor believes such payments are in the best interest of the Fund, and the Adviser shall at all times use its best efforts to obtain the best available price and most favorable execution with respect to all transactions, considering the full range and availability of brokerage services available. The Adviser shall not execute portfolio transactions for the account of the Fund with a broker or dealer which is an "affiliated person" (as defined in the Act) of the Adviser or the Company, except pursuant to procedures adopted by the Directors in accordance with Rule 17e-1 under the Act. The Adviser shall render regular reports to the Directors of the total brokerage business placed and the manner in which the allocation has been accomplished.

         2. SUB-ADVISERS AND CONSULTANTS. The Adviser may from time to time, in its discretion, delegate certain of its responsibilities under this Agreement to one or more qualified companies, each of which is registered under the Advisers Act, provided that the separate costs of employing such companies and of the companies themselves are borne by the Adviser and not by the Fund.

         3. ADVISER IS INDEPENDENT CONTRACTOR. The Adviser, for all purposes herein, shall be deemed to be an independent contractor, and unless otherwise expressly provided and authorized, shall have no authority to act for or represent the Company or Fund in any way, or in any way be deemed an agent for the Company or Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Company and Fund under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

         4. RESPONSIBILITIES AND PERSONNEL OF ADVISER. The Adviser agrees to use its best efforts in the furnishing of investment advice, research and recommendations to the Fund, in the preparation of reports and information, and in the management of the Fund's assets, all pursuant to this Agreement, and for this purpose the Adviser shall, at
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its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser may desire and request.

         5. FURNISHING OF STATEMENTS AND REPORTS. The Company shall from time to time furnish to the Adviser detailed statements of the portfolio investments and assets of the Fund and information as to its investment objectives and needs, and shall make available to the Adviser such financial reports, business descriptions and plans, proxy statements, legal and other information relating to its investments as may be in the possession of the Company or available to it, and shall provide such other information as the Adviser may reasonably request.

         6. EXPENSES OF EACH PARTY. (a) The Adviser shall bear all expenses in connection with the performance of its services under this Agreement. The Adviser shall also pay (i) all compensation, if any, to the executive officers of the Fund and their related expenses and (ii) all compensation, if any, and out-of-pocket expenses of the Company's directors, who are "interested persons" of the Company (as defined in the Act). The Advisor has undertaken to reimburse the Company to the extent that aggregate annual operating expenses, including the investment advisory fee and the administration fee but excluding interest, taxes, brokerage commissions and other costs incurred in connection with the purchase or sale of portfolio securities, and extraordinary items, exceed 2.00% of the Fund's daily net assets. Such voluntary reimbursements may be modified or discontinued at any time by the Adviser. The Fund monitors its expense ratio on a monthly basis. If the accrued amount of the expenses of the Fund exceeds the expense limitations, the Fund creates an account receivable from the Adviser for the amount of such excess. In such a situation the monthly payment of the Adviser's fee will be reduced by the amount of such excess (and if the amount of such excess in any month is greater than the monthly payment of the Adviser's fee, the Adviser will pay the Fund the amount of such difference), subject to adjustment month by month if accrued expenses thereafter fall below this limit.

                  (b) The Company shall bear all expenses of the Fund's organization, operations, and business not specifically assumed or agreed to be paid by the Adviser as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Company on behalf of the Fund and out of its assets shall pay:

                           (A) Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the cash, securities, and other property of the Fund, including all charges of depositories, custodians, and other agents, if any;

                           (B) Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder record keeping, dividend disbursing, redemption, and other agents for the benefit of the Fund;

                           (C) Books and Records. All costs and expenses associated with the maintenance of the Fund's books of accounts and records as required by the Act;

                           (D) Shareholder Communications. All expenses of preparing, printing, and distributing reports and other communications to shareholders;

                           (E) Shareholder Meetings. All fees and expenses incidental to holding meetings of shareholders, including the printing of notices and proxy material, and proxy solicitation therefor, provided that the Adviser shall be responsible for and assume all expenses and fees with respect to meetings of the Fund's shareholders held solely for the benefit of the Adviser;

                           (F) Prospectuses and Statements of Additional Information. All expenses of preparing and printing of annual or more frequent revisions of the Prospectus and Statement of Additional Information relating to the offering of Fund's shares and of mailing them to shareholders;

                           (G) Pricing. All expenses of computing the Fund's net asset value per share, including the costs of any equipment or services used for obtaining price quotations;

                           (H) Communication Equipment. All charges for equipment or services for communication between the Adviser or the Company and the custodian, transfer agent or any other agent selected by the Company;

                           (I) Legal and Accounting Fees and Expenses. All charges for services and expenses of the Company's legal counsel and independent auditors for the benefit of the Company;

                           (J) Directors' Fees and Expenses. All compensation of directors, other than those who are interested persons of or affiliated with the Adviser, and all expenses incurred in connection with their service and meetings;

                           (K) Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Company under the Act and the registration of Fund shares under the Securities Act of 1933, as amended (the "1933 Act"), including all fees and expenses incurred in connection with the preparation, printing, and filing of any registration statement, Prospectus and Statement of Additional Information under the 1933 Act or the Act, and any amendments or supplements thereto that may be made from time to time;

                           (L) State Registration Fees. All fees and expenses (including the compensation of personnel who may be employed by the Adviser or an affiliate) of qualifying and maintaining qualification of the Company and of the Fund shares for sale under securities laws of various states of jurisdictions, and of registration and qualification of the Company, under all other laws applicable to the Company or its business activities (including registering the Company as a broker-dealer, or any officer of the Company or any person as agent or salesman of the Company in any state);

                           (M) Issue and Redemption of Company Shares. All expenses incurred in connection with the issue, redemption, and transfer of Fund shares, including the expense of confirming all Fund share transactions, and of preparing and transmitting the Fund's share certificates;

                           (N) Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or deemed advisable by the Board of Directors;

                           (O) Brokerage Commissions. All brokerage commissions and other charges incident to the purchase, sale or lending of the Fund's portfolio securities;

                           (P) Taxes. All taxes of governmental fees payable by or with respect of the Company or Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

                           (Q) Trade Association Fees. All fees, dues and other expenses incurred in connection with the Company's membership in any trade association or other investment organization;

                           (R) Interest. All interest which may accrue and be payable as a result of the Fund's activities;

                           (S) Stationery and Postage. The cost of all stationery and postage required by the Fund, unless otherwise payable by another party with respect to an activity or expense referred to above; and

                           (T) Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits or proceedings to which the Company on behalf of the Fund is a party and the expenses the Company on behalf of the Fund may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents.

                  (c) In the event that the Company offers other series of its shares in the future, then the Fund shall only be responsible for expenses directly attributable to it and its operations and for such other costs and expenses of the Company as the Board of Directors may by resolution or otherwise direct.

         7. REIMBURSEMENT FOR ADVANCED COSTS AND EXPENSES. To the extent the Adviser incurs any costs or performs any services which are an obligation of the Company or Fund, as set forth herein, the Company on behalf of the Fund and out of the Fund's assets shall promptly reimburse the Adviser for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund only to the extent of its actual costs for such services.

         8. FEES. (a) The Company on behalf of the Fund and out of the Fund's assets agrees to pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to the Company and Fund hereunder, and as full reimbursement for all expenses assumed by the Adviser, a management fee computed at the rate of 1.00% per annum of the average daily net assets of the Fund.

                  (b) The management fee shall be accrued daily during each month by the Company on behalf of the Fund and paid to the Adviser on the first business day of the succeeding month. The initial monthly fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement. The fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month. If this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be payable within ten (10) days after the date of termination.

                  (c) The Adviser may reduce or waive any portion of the compensation due to it hereunder, or for reimbursement of expenses by the Company pursuant to Paragraph 7 of this Agreement, and any such reduction or waivers shall be applicable only with respect to the specific items waived and shall not constitute a waiver of any future compensation or reimbursement due to the Adviser hereunder.

                  (d) The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Company. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

                  (e) Any fees payable by the Fund under this Agreement during the period commencing on the effective date of this Agreement and ending on the date of the initial approval of this Agreement by a majority of the outstanding voting securities of the Fund shall be paid by the Company, on behalf of the Fund, into an interest-bearing escrow account with an unaffiliated financial institution, as the Company and the Adviser may establish, to be released to the Adviser only upon such initial approval of this Agreement, or, if such approval shall not occur within the sixty (60) days following the execution and delivery of this Agreement to the Fund.

         9. SHORT POSITIONS IN FUND'S SHARES. The Adviser agrees that neither it nor any of its officers or employees shall (i) take any short position in the shares of the Fund, or (ii) purchase any of such shares other than for investment. The Adviser agrees to promptly notify the Company of any sales of such shares by the Advisor or any of its officers or employees within two months of their purchase of such shares. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or employees of the Advisers or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Act.

         10. RELATIONSHIP TO PROVISIONS OF AGREEMENT. Nothing herein contained shall be deemed to require the Company to take any action, contrary to its Articles of Incorporation, Bylaws or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Company of its responsibility for and control of the conduct of the affairs of the Company and Fund.

         11. DUTIES AND STANDARDS OF CARE. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                  (b) No provision of this Agreement shall be construed to protect any director or officer of the Company or director or officer of the Adviser from liability in violation of Sections 17(h) and (i) of the Act.

         12. TERM AND RENEWAL. This Agreement shall remain in effect for a period of two (2) years, unless sooner terminated in accordance with Paragraph 13 hereof, and shall continue in effect from year to year thereafter so long as such continuation is approved at least annually by (i) the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval.

         13. TERMINATION. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Company or by a vote of a majority of its outstanding voting securities, upon sixty (60) days' written notice to the Adviser, and by the Adviser upon sixty (60) days' written notice to the Company. This Agreement shall also terminate in the event of any transfer or assignment thereof, as defined in the Act.

         14. CERTAIN DEFINITIONS. The terms "majority of the outstanding voting securities" of the Company or Fund and "interested persons" shall have the meanings as set forth in the Act. The term "net assets" shall have the meaning and shall be calculated as set forth in the Company's Registration Statement from time to time.

         15. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         16. HEADINGS. The headings used herein are for convenience and ease of reference only. No legal effect is intended, nor is to be derived from such headings.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all as of the day and year first above written.

                                                  LIGHT INDEX FUND, INC.



                                                  By:_______________________
                                                  Its:  President



ATTEST:


___________________________
Secretary

                                                  LIGHT INDEX INVESTMENT COMPANY


                                                  By:_______________________
                                                  Its:  President

ATTEST:


___________________________
Secretary




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